Exhibit-4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of December 19, 2012, is entered into by and between Accuride Corporation, a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement, dated as of November 7, 2012 (as amended, supplemented or otherwise modified, the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                      Capitalized Terms.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings set forth in the Rights Agreement.

2.                                      Amendments to the Rights Agreement.

(a)                                 Clause (i) of Section 7.1 of the Rights Agreement is hereby amended and restated as follows:

“(i) the close of business on April 30, 2014 (the “Final Expiration Date”),”

3.                                      Miscellaneous.

(a)  Governing Law; Jurisdiction.  This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(b)  Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

(c)  References.  Any reference to the Rights Agreement contained in any agreement, instrument, notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(d)  Confirmation of the Rights Agreement.  Except as expressly modified hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

ACCURIDE CORPORATION

By	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Senior Vice President / General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Rights Agrement]